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Exhibit 21

LIST OF SUBSIDIARIES

Emoteq Corporation, a Colorado Corporation

Motor Products Corporation, a Delaware Corporation

Stature Electric, Inc., a Pennsylvania Corporation

Precision Motor Technology B.V., Premotec, incorporated in The Netherlands

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  LIST OF SUBSIDIARIES